                                                              Exhibit 99.1
For Immediate Release
---------------------
July 26, 2007


          Nordstrom Agrees to Sell Faconnable for $210 Million

SEATTLE - July 26, 2007 - Nordstrom announced today that it has reached agreement to sell Faconnable, a wholly owned subsidiary, to M1 Group (M1) -- a family-owned company based in Lebanon engaged in a number of diverse business activities including telecom, airlines, energy and real estate sectors, for $210 million, pending customary closing conditions. All operations of Faconnable will transition to M1, including design, production, licensing, distribution and operations of the four U.S. and 37 European Faconnable boutiques. As part of the agreement, Nordstrom will continue to buy Faconnable merchandise at historical levels for at least the next three years and will continue to offer Faconnable in Nordstrom stores. The transaction is expected to close at the end of August.

"We believe this transaction is in the best interest of our company, our shareholders, our customers and Faconnable," said Blake Nordstrom, president of Nordstrom, Inc. "The Faconnable brand has been very successful for Nordstrom. Over the last 19 years our company has played a pivotal role in the development and success of this unique line, which has become one of our top-selling brands. This move allows Nordstrom to focus on its core business while continuing to offer the Faconnable brand to our customers and allows Faconnable the opportunity to grow independently."

M1 has advised Nordstrom and Faconnable that U.S. and Nice-based Faconnable employees will be offered positions by M1 following the close of the transaction. A number of U.S. based Faconnable employees will remain with Nordstrom for approximately 12 months to provide transition services. Nordstrom will be reimbursed during this period for the services provided. Nordstrom will also incur other standard transaction related costs.

In 2000, Nordstrom acquired Faconnable, S.A.S., for a total consideration of $169 million. Faconnable is a collection of high-quality men's and women's apparel and accessories established in 1950 in Nice, France. The line has been sold in the U.S. at Nordstrom stores and Nordstrom-operated Faconnable boutiques since 1989, where it became one of the company's top-selling brands. Nordstrom currently operates four U.S. and 37 European Faconnable boutiques. The brand is also sold in upscale multi-brand boutiques, department stores, and franchised boutiques throughout Europe, the Middle East, Canada and Latin America.

Dresdner Kleinwort Securities LLC, Goldman, Sachs & Co. and Lane Powell PC served as advisors to Nordstrom in this transaction. HSBC, LeBoeuf, Lamb, Greene & MacRae LLP, Ernst & Young, and Robert Burke Associates served as advisors to M1.

Azmi Mikati, chief executive of M1 Group, commented on the Faconnable deal, "We are delighted to have acquired Faconnable. We believe it is a high potential brand and we intend to invest in it for the long term to break into new markets and new product lines. Faconnable represents for us the cornerstone in the development of our strategy aimed at investing in luxury products with a big potential for growth. To assist us in fulfilling this, we
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look forward to working with the existing management team based in
Faconnable's headquarters in Nice, in the South of France."

M1 has been actively pursuing a luxury apparel and accessories brand among other sectors as part of a long-term development strategy. M1 believes that Faconnable has a unique French heritage which portrays superior quality, refined craftsmanship and trendsetting skills. M1 views Faconnable as having the potential to become a global brand, and the group has the capability and plans to effectively enable global brand growth.

About M1 Group

M1 Group (M1) is a family-owned company engaged in a number of diverse business activities focusing on telecoms, energy and real estate sectors. Tracing its origins to the construction and telecoms sector in the early 1980s and producing successful businesses such as multinational-based INVESTCOM, which was listed on the London and Dubai Stock exchanges. In 2006, MTN and INVESTCOM combined in a landmark deal creating the largest emerging markets mobile operator. Today, M1 GROUP is one of the largest beneficial shareholders of MTN.

About Nordstrom

Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 153 U.S. stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 98 Full-Line Stores, 50 Nordstrom Racks, two Jeffrey boutiques, two clearance stores, and one freestanding shoe store. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

    CONTACTS:  Brooke White
               Nordstrom, Inc.
               (206) 423-2163

               For M1 Group:
               Hill & Knowlton
              (Office as appropriate)

Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties, including any statements related to the sale of Faconnable, the continued purchase of Faconnable merchandise by the company and any anticipated future growth and operations of Faconnable. These statements are based on currently available information and are based on our current expectations and projections about future events. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the successful close of the sale of Faconnable, our ability to respond to the business environment and fashion trends, effective inventory management, the impact of economic and competitive market forces, successful execution of our store growth strategy including the timely completion of construction associated with newly planned stores, our compliance with information security and privacy laws and regulations, employment laws and regulations, and other laws and regulations applicable to the company, successful execution of our multi-channel strategy, our ability to safeguard our brand
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and reputation, efficient and proper allocation of our capital resources, successful execution of our technology strategy, the impact of terrorist activity or war on our customers and the retail industry, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, our ability to control costs, our ability to maintain our relationships with our employees, weather conditions, and hazards of nature. Our SEC reports, including our Form 10-K for the fiscal year ended February 3, 2007, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.